Item 77C DWS Value Builder Fund

Registrant incorporates by reference the
Registration Statement on Form N-14 for
DWS Balanced Fund filed on February 4, 2009 (SEC
Accession No.
0001193125-09-018685).
A Special Meeting of Shareholders (the
"Meeting") of DWS Value Builder Fund
was held on March 27, 2009 at the offices of Deutsche Asset Management, 345
Park Avenue, New York, New York 10154. At the
Meeting, the following matter
was voted upon by the shareholders (the
resulting votes are presented below).

1.	Approval of an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of DWS Value Builder
Fund  ("Value Builder Fund") to DWS Balanced
Fund ("Balanced Fund"), in
exchange for shares of Balanced Fund and the assumption by Balanced Fund of all the liabilities of Value Builder Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of
Value Builder Fund in complete liquidation and termination of Value Builder
Fund.

Number of Votes:
For
Against
Abstain
4,172,092.545
347,582.152
434,888.299